Exhibit 10.24

LICENSE AGREEMENT

between

LONZA BIOLOGICS PLC

and

PEREGRINE PHARMACEUTICALS INC

THIS AGREEMENT is made with effect from the 1st day of March 2005

BETWEEN

LONZA BIOLOGICS PLC of 228 Bath Road, Slough, Berkshire SL1 4DX, England (hereinafter referred to as "Biologics"), and

PEREGRINE PHARMACEUTICALS INC, of 14282 Franklin Avenue, Tustin, CA 92780-7017, USA (hereinafter referred to as "Licensee")

WHEREAS

A.	Biologics is the proprietor of a system for gene expression utilising glutamine synthetase, and

B.
The Licensee wishes to take a Licence under Intellectual Property (as hereinafter defined) of which Biologics is the proprietor to commercially exploit a Product (as hereinafter defined) in the form hereunder.

NOW THEREFORE the parties hereby agree as follows:

1.   Definitions and Interpretation

"Affiliate" means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant party to this Agreement. "Control" means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

"Cell Lines" means those cell lines referred to in Clause 2.1.1(b) of the REA of which Biologics is the proprietor or is otherwise entitled to use in accordance with the terms set out herein.

"Competing Contract Manufacturer" means any party who undertakes or performs more than fifty percent (50%) of its business as a third party manufacturer of monoclonal antibodies and/or therapeutic proteins or any product of a similar nature to that to which this Agreement relates.

"Effective Date" means the date first above written.

"First Commercial Sale" means the date of the first sale or other disposal of Product for consideration by the Licensee pursuant to a New Drug Application that has been approved by the Food & Drug Administration or the equivalent in the appropriate jurisdiction.

"Intellectual Property" means Materials Know-How and Patent Rights.

"Know-How" means unpatented technical and other information including but without prejudice to the generality of the foregoing ideas, concepts, inventions, discoveries, data, formulae, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques and assay protocols.

"Materials" means the System and the Vectors, but excluding any gene proprietary to Licensee inserted into the System for the purposes of producing Product.

"Materials Know-How" means Know-How specifically relating to the Materials of which Biologics is the proprietor.

"Net Selling Price" means all monies received by or on behalf of Licensee in respect of the sale of Product in the Territory less the following items to the extent that they are paid or allowed and included in the invoice price:

(a)	normal discounts actually granted;

(b)	credits allowed for Product or other goods returned or not accepted by customers;

(c)	packaging, transportation and prepaid insurance charges on shipments or deliveries to customers;

(d)	taxes actually incurred and paid by Licensee in connection with the sale or delivery of Product or other goods to customers;

(e)	cost of radio isotopes, including cost of radio labelling services, which are added to Product prior to sale; and

(f)	cost of any other component that is added to the final antibody and that is necessary for Product to produce its desired effect, including cost of conjugation services which are added to Product.

Upon any sale or other disposal of Product by or on behalf of Licensee other than a bona fide arms length transaction exclusively for money or upon any use of the Product for purposes which do not result in a disposal of such Product in consideration of sales revenue customary in the country of use, such sale, other disposal or use shall be deemed to constitute a sale at the then current maximum selling price in the country in which such sale, other disposal or use occurs.

For the avoidance of doubt, the supply of Product free of charge or at cost as commercial samples or for use in clinical studies or to third parties for research, development or evaluation purposes shall not be included in this provision

"Patent Rights" means the patents and applications short particulars of which are set out in Schedule 1 hereto and all patents and applications thereof of any kind throughout the world whether national or regional including but without prejudice to the generality of the foregoing, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition and including any divisions, renewals, continuations, extensions of reissue thereof.

"Phase I Clinical Studies" means a limited series of studies in patients or healthy volunteers whose primary purpose is to evaluate the safety and pharmacokinetics of a Product in any indication.

"Phase II Clinical Studies" means the initial trials of a Product in a clinical development programme on a limited number of patients for the primary purpose of evaluating safety, dose ranging and efficacy in the proposed therapeutic indications.

"Product" means the chimeric monoclonal antibody that binds to the phospholipid phosphatidylserine, known as TarvacinTM, of which antibody Licensee is the proprietor and which is obtained by the expression of any one gene or of any combination of genes by use of the Materials. For the avoidance of doubt, save as expressly provided by Clause 4.4, this Agreement shall not entitle Licensee to exploit the rights granted hereunder in respect of more than one antibody without the prior written consent of Biologics.

"REA" means the Research Evaluation Agreement dated 25 April 1995 between Biologics' predecessor in title, Celltech Therapeutics Limited, and Licensee's predecessor in title, Cancer Therapeutics, Inc., as updated and consolidated in that certain Research Evaluation Agreement between the parties dated 15 September, 2004.

"Strategic Partner" means a party with whom Licensee has entered into a contractual relationship to identify a therapeutic target for, or to collaborate in the performance of research and development of, or to provide for the further commercialisation of, a Product or a product of which the Strategic Partner is the Proprietor. In no event may any entity that is primarily a Competing Contract Manufacturer or a company which does not have independent operations that will be materially relied on by Licensee for development of the relevant Product be deemed a Strategic Partner for the purposes of this Agreement.

"Subsidiary" means Avid Bioservices Inc., and each other Affiliate of Licensee

"System" means the glutamine synthetase gene expression system of which Biologics is the proprietor, as the same is described in the Intellectual Property.

"Territory" means worldwide.

"Valid Claim" means a claim within the Patent Rights (including any re-issued and unexpired patents) which has not been held unenforceable or invalid by the decision of a court or other governmental agency of competent jurisdiction unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

"Vectors" means those vectors containing the System referred to in clause 2.1.1 (a) of the REA.

"Year" means a twelve (12) month period from the Effective Date hereof or an anniversary of the Effective Date.

2.             Supply of Materials and Know-How

2.1
Following the signature of this Agreement by both parties Licensee shall beentitled to retain and use, in accordance with this Agreement, the Materials and Materials Know-How supplied by Biologics under the REA. For the avoidance of doubt, this Agreement does not impair the rights of Licensee under the REA to use the Materials and Materials Know-How in accordance with the terms of the REA.

3.             Ownership of Property and Intellectual Property

3.1
It is hereby acknowledged and agreed that any and all property and IntellectualProperty in the Materials is vested in Biologics, and any and all property and intellectual property in the Products and any gene belonging to the Licensee that is inserted into the System is vested in Licensee.

3.2	The provisions of this Clause 3 shall survive termination of this Agreement.

4.             Licences

4.1
Biologics hereby grants to Licensee a worldwide non-exclusive licence to use the System, the Cell Lines, the Materials, and the Intellectual Property to develop, manufacture, offer for sale, import, market and sell Product.

4.2	The Licensee hereby undertakes not to make any modifications or adaptations to the Materials or the Cell Lines during the subsistence of this Agreement.

4.3
Subject to the provisions of this Clause 4.3, Licensee shall be entitled to grant oneor more sublicences to the rights granted by Clause 4.1 to third parties for the purposes of any such third party manufacturing, or assisting in the manufacture of, a Product for Licensee provided always:

4.3.1 Licensee shall ensure such sublicensee's use of the Materials, the Cell Lines, the Intellectual Property and the Product is undertaken solely for the purpose of establishing a manufacturing process for Product, or producing Product, for Licensee; and

4.3.2 The sublicensee shall not, by virtue of this Agreement, be granted any right or licence, either express or implied, under any patent or proprietary right vested in Biologics or otherwise, to use the Materials, the Intellectual Property or the Product other than for the purposes of establishing a manufacturing Process for Product or producing Product for Licensee and Licensee agrees to ensure that such sublicensee shall not assign, transfer, further sublicense or otherwise make over the benefit or the burden of the rights granted to it pursuant to this Agreement; and

4.3.3 Any sublicence granted shall be expressly subject and subordinate to the terms of this Agreement, and it shall be Licensee's responsibility to ensure the strict adherence by any sublicensee hereunder to the terms and conditions of this Agreement; and

4.3.4 Prior to the grant of any sublicence pursuant to this Clause 4 (other than a sublicence to any Affiliate of Licensee), Licensee shall obtain the written consent of Biologics (such consent not to be unreasonably withheld or delayed), to the grant of such sublicence. Licensee shall notify Biologics of any sublicence to any Affiliate of Licensee within thirty (30) days of signature of such sublicence.

4.4
Notwithstanding the fact that the rights granted in Clause 4.1 relate only to a single molecule which falls within the definition of Product, the Licensee shall be entitled to conduct Phase I and Phase II Clinical Studies on more than one (1) antibody which antibodies otherwise satisfy the definition of Product. These additional rights are granted on the understanding that they are exploited in every other way in accordance with, and are subject to, the terms of this Agreement (including specifically Clause 5 below) and on the understanding Licensee shall identify in writing to Biologics the specific Product antibody it intends to proceed to develop beyond Phase II Clinical Studies prior to embarking on such further development.

4.5
Licensee may provide plasmid vectors containing the DNA sequence encodingProduct and cell lines containing those plasmid vectors (hereafter "Licensee Materials"), but not the Materials themselves, to one or more third parties for analysis and testing purposes associated with the manufacture of Product (for example in relation to the integrity of the DNA sequence), subject to the following provisos:

(a)   Licensee shall obtain the written consent of Biologics prior to any disclosure to a third party, such consent not to be unreasonably withheld or delayed; and

(b)   Licensee shall have obtained from each such third party an agreement that such third party shall not use the Licensee Materials for any purpose except as set out above in this clause 4.5, shall not disclose the Licensee Materials to any other third party and shall destroy the Licensee Materials upon the conclusion of its engagement.

5.	Payments

5.1	In consideration of the licence granted to Licensee pursuant to Clause 4.1 hereof,

Licensee shall pay Biologics as follows:

5.1.1	where Biologics manufactures the Product, a royalty of [***] of the Net Selling Price; or

5.1.2	where Licensee, any of Licensee's Affiliates, including Avid Bioservices Inc. or Licensee's Strategic Partner manufactures the Product under a sublicence granted in accordance with Clause 4.3:

5.1.2.1	[***] commencing upon completion of patient recruitment for phase II clinical trials; and

5.1.2.2	a royalty of [***] of the Net Selling Price.

[***] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

5.2
In consideration for the right to sublicense the rights granted by Clause 4.1pursuant to Clause 4.3, to parties other than those expressly permitted under clauses 5.1.1 and 5.1.2 above Licensee shall pay Biologics as follows:

5.2.1
[***]  per sublicence per annum during which the sublicence in question subsists, which sum shall fall due on the commencement date of the relevant sublicence and on each anniversary of the commencement date of the relevant sublicence; and

5.2.2	a royalty of [***] of the Net Selling Price of Product Manufactured by a sublicensee.

5.3
Notwithstanding the foregoing provisions of this Clause 5, no amount shall bepayable pursuant to Clause 5.2.1 or 5.2.2 with respect to a sub-licence if such sub-licence is not for the purpose of manufacturing, and does not permit or result in the manufacture of, Product for sale.

6.	Royalty Procedures

6.1
Licensee shall keep true and accurate records and books of account containing alldata necessary for the calculation of royalties payable to Biologics. Such records and books of account shall, upon reasonable notice having been given by Biologics, be open at all reasonable times during business hours for inspection by Biologics or its duly authorised representative.

6.2
Subsequent to the commencement of Product sales, Licensee shall prepare astatement in respect of each calendar quarter which shall show for the quarter in question details of the sales of Product and the royalty due and payable to Biologics thereon.

Such statement shall be submitted to Biologics within thirty (30) days of the end of the calendar quarter to which it relates together with a remittance for the royalties due to Biologics.

[***] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

6.3	All sums due under this Agreement:

6.3.1
shall be made in pounds sterling to Biologics. Payments due to Biologics in currencies other than pounds sterling shall first be calculated in the relevant local currency before being calculated at the rate of exchange ruling at the close of business on the day payment is due or made, whichever is earlier, provided always that where payment is made after the date provided therefore herein conversion shall be at the rate ruling at the date of payment if this is more favourable to Biologics. The rate of exchange shall be the mean value of the Pound Spot Rate in London first published in the Financial Times on the day following the day for determining such rates.

6.3.2
are exclusive of any Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority which shall be paid by Licensee. The parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available.

6.4
Where Biologics does not receive payment of any sum by the due date, interest shall accrue thereafter on the sum due and owing to Biologics at the rate of two percent (2%) over the base rate from time to time of Midland Bank plc, interest to accrue on a day to day basis without prejudice to Biologics' right to receive payment on the due date.

7.	Liability and Warranties

7.1
Biologics gives no representation or warranty that the Patent Rights which arepatent applications will be granted or if granted will be valid nor that the exercise of the rights granted to Licensee hereunder will not infringe other patent rights or intellectual property rights vested in Biologics or any third party.

7.2
The Licensee hereby acknowledges that in order to exploit the rights containedherein the Licensee may require licences under Biologics patent rights other than those herein licensed or under third party patent rights (including those vested in Affiliates of Biologics) that may be infringed by the use by the Licensee of the rights licensed herein and it is hereby agreed that it shall be the Licensee's responsibility to satisfy itself as to the need for such licences and if necessary to obtain such licences. No licence is granted save as expressly provided herein and no licence in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise.

7.3
Licensee shall indemnify and hold harmless Biologics and its officers, servantsand agents at all times in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any contractual, tortious or other claims or proceedings by third parties against Biologics arising in any way out of the exercise by Licensee of any of the rights granted to it under this Agreement, and in particular, product liability claims or proceedings.

7.4
Any condition or warranty other than those relating to title which might otherwisebe implied or incorporated within this Agreement by reason of statute or common law or otherwise is hereby expressly excluded.

7.5	The terms of this Clause 7 shall survive termination of the Agreement forwhatever reason.

8.	Confidentiality

8.1
Licensee expressly acknowledges that the Materials Know-How and any other Know-How with which it is supplied by Biologics pursuant to this Agreement is supplied in circumstances imparting an obligation of confidence and Licensee agrees to keep such Know How or Materials Know-How secret and confidential and to respect Biologics' proprietary rights therein and to use the same for the sole purpose of this Agreement and not during the period of this Agreement or at any time for any reason whatsoever to disclose or permit to be disclosed such Know How or Materials Know-How to any third party. Licensee shall procure that only its employees shall have access to the Know How or Materials Know-How on a need to know basis and that all such employees shall be informed of their secret and confidential nature and shall be subject to the same obligations as Licensee pursuant to this Clause 8.1, subject to applicable law.

8.2
Licensee hereby undertakes and agrees to keep the Materials and the Cell Lines secure and safe from loss, damage, theft, misuse and unauthorised access and shall procure that the Materials and the Cell Lines shall be made available only to employees of Licensee and other permitted persons under clause 4.5 above on a need to know basis and subject to the same obligations of confidence as provided in Clause 8.1 hereof, and to use the same for the sole purpose of this Agreement.

8.3
Both parties undertake and agree not to at any time for any reason whatsoever disclose or permit to be disclosed to any third party or otherwise make use of or permit to be made use of any trade secrets or confidential information relating to the business affairs or finances of the other or of any suppliers, agents, distributors, licensees or other customers of the other which comes into their possession pursuant to this Agreement.

8.4	The obligations of confidence referred to in this Clause 8 shall not extend to any information which :

8.4.1	is or shall become generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Clause 8;

8.4.2	is known to the recipient party and is at its free disposal prior to its receipt from the other;

8.4.3	is subsequently disclosed to the recipient party without obligations of confidence by a third party owing no such obligations in respect thereof; and

8.4.4
Biologics or Licensee may be required to disclose to a government agency for the purpose of any statutory, regulatory or similar legislative requirement applicable to the production of Product or to meet the requirements of any Stock Exchange to which the parties may be subject but only to the extent such disclosure is required, and subject to obligations of secrecy wherever possible.

8.5	The obligations of both parties under this Clause 8 shall survive the expiry or termination of this Agreement for whatever reason.

9.             Patents

9.1	Biologics hereby undertakes and agrees that at its own cost and expense it will:

9.1.1
prosecute or procure prosecution of such of the Patent Rights which are patent applications diligently to grant so as to secure the best commercial advantage obtainable so far as it is reasonable to do so with reference to Biologics' commercial considerations; and

9.1.2
pay or procure payment of all renewal fees in respect of the Patent Rights valid and subsisting for the full term thereof and in particular will procure such renewal of the registrations thereof as may be necessary from time to time so far as it is reasonable to do so with particular reference to commercial considerations.

9.2
Licensee shall promptly notify Biologics in writing of any infringement or improper or unlawful use of or of any challenge to the validity of the Patent Rights and/or Materials Know-How that shall become known to the senior executives of Licensee. Biologics undertakes and agrees to take all such steps and proceedings and to do all other acts and things as may in Biologics' sole discretion be necessary to restrain any such infringement or improper or unlawful use or to defend such challenge to validity and Licensee shall permit Biologics to have the sole conduct of any such steps and proceedings including the right to settle them whether or not Licensee is a party to them. Licensee hereby agrees to co-operate fully with Biologics at its own cost and expense lending its name to the proceedings as may be necessary. Biologics shall be entitled to retain any and all monies received from such proceedings.

10.	Term and Termination

10.1
Unless terminated earlier in accordance with the provisions of this Clause 10 or Clause 13 or 14, this Agreement shall continue in force in each country of the world, until expiry of the last to expire of a period of fifteen (15) years from the date of First Commercial Sale or until expiry of the last Valid Claim, whichever is later always provided that this Agreement shall terminate before the expiry of the said fifteen (15) year period and after the expiry of the last Valid Claim if Biologics makes publicly available the Materials and the Materials Know-How.

10.2	Licensee may terminate this Agreement by giving sixty (60) days notice in writing to Biologics.

10.3	Either Biologics or Licensee may terminate this Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events :

10.3.1
if the other commits a breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other of a notice identifying the breach and requiring its remedy.

10.3.2
if the other is unable to pay its debts or enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of the relevant party under this Agreement) or compounds with or convenes a meeting of its creditors or has a receiver appointed over all or any part of its assets or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business.

10.4
If at any time during this Agreement Licensee directly or indirectly opposes or assists any third party to oppose the grant of letters patent or any patent application within any of the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within any of the Patent Rights or any of the claims thereof, Biologics shall be entitled at any time thereafter to terminate all or any of the licences granted hereunder forthwith by notice to Licensee.

10.5
If this Agreement is terminated for any reason any and all licences granted hereunder shall terminate with effect from the date of termination and Licensee shall destroy all Materials and Cell Lines forthwith and shall certify such destruction immediately thereafter in writing to Biologics. Licensee shall be permitted to sell such stocks of Product as have been manufactured or are being manufactured on or prior to the date of termination of this Agreement, and shall account to Biologics for royalties on the sale of such products in accordance with clause 5 above.

10.6
Termination for whatever reason or expiration of this Agreement shall not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination. The right to recover damages against the other and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

11.	Assignment

Neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that Biologics shall be entitled without the prior written consent of the Licensee to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate or to any 50/50 joint venture company of which Biologics is the beneficial owner of fifty percent (50%) or more of the issued share capital thereof or to any company with which that party may merge or to any company to which that party may transfer its assets and undertaking, provided in each case of an assignment of burdens, that all intellectual property and other property and rights of Biologics necessary to enable such assignee or transferee to specifically perform the obligations of Biologics hereunder shall also be so assigned or transferred. Notwithstanding the foregoing, Licensee shall have the right to assign its rights and obligations hereunder in connection with a sale of all or substantially all of the assets involved in the line of business that includes the Product (including a sale of all or substantially all of its assets) without the prior written consent of Biologics.

11.2
This Agreement shall be binding upon the successors and assigns of the parties and the name of a party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either party except as expressly provided herein.

12.	Governing Law and Jurisdiction

12.1	The validity, construction and performance of this Agreement shall be governed by English law.

12.2
All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this Agreement shall be subject to the exclusive jurisdiction of the High Court of Justice in England to which the parties hereto irrevocably submit.

12.3
Each of the parties irrevocably consents to award or grant of any relief in any such proceedings before the High Court of Justice in England. Either party shall have the right to take proceedings in any other jurisdiction for the purposes of enforcing a judgement or order obtained from the High Court of Justice in England.

13.	Force Majeure

Neither party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labour disputes of whatever nature and any other reason beyond the control of either party. If either party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one of the reasons set out in this Clause 13 such party shall give written notice to the other of such inability stating the reason in question. The operation of this Agreement shall be suspended during the period (and only during the period) in which the reason continues. Forthwith upon the reason ceasing to exist the party relying upon it shall give written advice to the other of this fact. If the reason continues for a period of more than ninety (90) days and substantially affects the commercial basis of this Agreement the party not claiming under this Clause 13 shall have the right to terminate this Agreement by giving sixty (60) days written notice of such termination to the other party.

14.	Illegality

If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever including but without limitation by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any Court or other body or authority having jurisdiction over the parties hereto or this Agreement including the EC Commission or the European Court of Justice, such terms or provisions shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement in the jurisdiction in question provided always that if any such deletion substantially affects or alters the commercial basis of this Agreement either party shall have the right to terminate this Agreement by giving sixty (60) days written notice of such termination to the other party.

15.	Entire Agreement/Amendment/Waiver/Press Releases/Costs

15.1
This Agreement embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral and written agreements, understanding or arrangements relating to the subject matter of this Agreement. Neither party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement.

15.2	This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the parties.

15.3
No failure or delay on the part of either party hereto to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

15.4
The text of any press release or other communication to be published by or in the media whether or a scientific nature or otherwise and concerning the subject matter of this Agreement shall require the prior written approval of Biologics.

15.5	Each of the parties hereto shall be responsible for its respective legal and other costs incurred in relation to the preparation of this Agreement.

16.	Notice

16.1
Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by registered post, courier, facsimile or other electronic media to a party or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other(s):

Address of Biologics
Lonza Biologics plc, 228 Bath Road, Slough, Berkshire SL1 4DX
Facsimile : 01753 777001

Address of Licensee
Peregrine Pharmaceuticals Inc, 14282 Franklin Avenue, Tustin, CA 92780-7017
Facsimile : 001 714 838 4094

16.2
All such notices and documents shall be in the English language. Any such notice or other document shall be deemed to have been received by the addressee seven (7) working days following the date of despatch of the notice or other document by post or, where the notice or other document is sent by hand or is given by facsimile or other electronic media, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was despatched.

17.	Interpretation

17.1	The headings in this Agreement are inserted only for convenience and shall not affect the construction hereof.

17.2	Where appropriate words denoting a singular number only shall include the plural and vice versa.

17.3	Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended, extended or re-enacted.

AS WITNESS the hands of the duly authorised representatives of the parties hereto

Signed for and on behalf of
LONZA BIOLOGICS PLC	/s/ LONZA BIOLOGICS PLC
TITLE: Director
DATE: 14Mar2005

Signed for and on behalf of
PEREGRINE PHARMACEUTICALS INC	/s/ Paul Lytle
TITLE: CFO
DATE: 3/1/05

SCHEDULE 1

PATENT RIGHTS

Biologics Ref:	LBP07 (formerly known as PA 98)
Priority Dates:	01.04.85 and 03.09.85
Title:	Transformed Myeloma Cell-Line and a Process for the Expression of a
Gene Coding for a Eukaryotic Polypeptide employing same
Inventors:	John Henry Kenten
Michael Alan Boss

Territory	Patent Application	Patent Expiry Date
	or * Patent Number

Australia	*584417	01.04.02
Bulgaria	77296	-
Canada	*1319120	15.06.10
Europe+	*216846	01.04.06
Japan	501959/86	-
United Kingdom	*2183662	01.04.06
USA	07/701374	-
Russia (formerly a USSR application)	4028654.13

+  includes Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Swede and Switzerland.

Biologics Ref:	PA 108
Priority Date:	23.01.86
Title:	Recombinant DNA Sequences, Vectors containing them and Method for the use thereof
Inventors:	Richard Harris Wilson (Glasgow University)
Christopher Robert Bebbington

Territory	Patent Application	Patent Expiry Date
	or * Patent Number

Australia	*599081	23.01.03
Canada	528011	-
Europe+	*256055	23.01.07
Japan	500891/87	-
USA	*5122464	16.06.09
USA (Divisional)	07/852390	-

+       includes Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Swede and Switzerland.

Biologics Ref:	LBP09 (formerly known as PA 140)
Priority Date:	23.07.87
Title:	Recombinant DNA Product and Processes using it
Inventors:	Christopher Robert Bebbington

Territory	Patent Application	Patent Expiry Date
or * Patent Number

Europe+	*323997	22.07.08
Japan	506088/88
USA	07/339615

+  includes Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Sweden, Switzerland and United Kingdom

Biologics Ref:	LBP10 (formerly known as PA 177)
Priority Date:	18.04.88
Title:	Recombinant DNA Methods, Vectors and Host Cells
Inventors:	Christopher Robert Bebbington
Geoffrey Thomas Yarranton

Territory	Patent Application	Patent Expiry Date
	or * Patent Number

Australia	*624616	18.04.05
Canada	597034
Europe+	89303964.4
Japan	505128/89
USA	07/460154

+  includes Austria, Belgium, France, Germany, Greece, Italy, Luxembourg, Netherlands, Spain, Sweden, Switzerland and United Kingdom